Exhibit 99.3

SUNERGY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Defined terms included below that are not otherwise defined herein have the same meaning as terms defined and included in our final prospectus and definitive proxy statement, dated as of February 13, 2024 (the “Proxy Statement/Prospectus”).

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Business” section of the Proxy Statement/Prospectus and Sunergy’s audited consolidated financial statements as of and for the Years Ended December 31, 2023 and 2022 included in Exhibit 99.1 to the accompanying Current Report on Form 8-K and other information included in the Proxy Statement/Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Zeo Energy Corp.’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included in the Proxy Statement/Prospectus. Additionally, Sunergy’s historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refers to Sunergy and its subsidiaries prior to the consummation of the Business Combination and Zeo Energy Corp. following the consummation of the Business Combination.

Overview

Our mission is to expedite the country’s transition to renewable energy by offering our customers an affordable and sustainable means of achieving energy independence. We are a vertically integrated provider of residential solar energy systems, other energy efficient equipment and related services currently serving customers in Florida, Texas, Arkansas and Missouri. Sunergy was created on October 1, 2021 through the contribution of Sun First Energy, LLC, a rapidly growing solar sales management company, and Sunergy Solar, LLC, a large solar installation company based in Florida, to Sunergy Renewables, LLC.

We believe that we have built (and continue to build) the infrastructure and capabilities necessary to rapidly acquire and serve customers in a low-cost and scalable manner. Today, our scalable regional operating platform provides us with a number of advantages, including the marketing of our solar service offerings through multiple channels, including our diverse sales partner network and direct-to-consumer vertically integrated sales and installation operations. We believe that this multi-channel model supports rapid sales and installation growth, allowing us to achieve capital-efficient growth in the regional markets we serve.

Since our founding, we have continued to invest in a platform of services and tools to enable large scale operations for us and our partner network, which includes sales partners, installation partners and other strategic partners. The platform includes processes and software, as well as fulfillment and acquisition of marketing leads. We believe our platform empowers our in-house sales team and external sales dealers to profitably serve our regional and underpenetrated markets and helps us compete effectively against larger, more established industry players without making significant investment in technology and infrastructure.

We have focused to date on a simple, capital light business strategy utilizing, as of December 31, 2023, approximately 270 sales agents and approximately 30 independent sales dealers  to produce a growing sales pipeline. We engineer and design projects and process building permit applications on behalf of our customers to timely install their systems and assist their connection to the local utility power grid. Most of the equipment we install is drop-shipped to the installation site by our regional distributors, requiring minimal inventory to be held by the Company during any given period. We depend on our distributors to timely handle logistics and related requirements in moving equipment to the installation sites. In addition to our main offering of residential solar energy systems, we sell and install products such as roofing, insulation, energy efficient appliances and battery storage systems for the residential market.

We believe that continued government policy support of solar and increasing conventional utility costs provide the solar energy market with material headwinds for accelerating adoption in the United States, which currently lags other international markets, including Australia and Europe. We offer our products and services throughout Florida, Texas, Arkansas and Missouri and plan to enter new markets selectively where favorable net metering policies exist and solar penetration is below 7% of the addressable residential market. Most of our sales were generated in Florida through December 31, 2023 and 2022 with the remainder for each period generated in Texas, Arkansas, and Missouri. We have focused on improving our operational efficiency to meet the growing demand for our services and have increased our installation capacity by investing in new equipment and technology. We have also expanded our workforce by hiring more skilled technicians and training them extensively to ensure that they meet our high standards for quality and safety.

Our core solar service offerings are generated by customer purchases and financing through third-party long-term lenders that provide customers with simple, predictable pricing for solar energy that is insulated from rising retail electricity prices. Most of our customers finance their purchases with affordable loans from third-party lenders that require minimal or no upfront capital or down payment. We have also launched a leasing program where a third-party purchases the residential solar energy system that we install on the customer’s property. Our Chief Executive Officer is also the Chief Executive Officer and minority owner of the third-party that provides the lease financing to the customer. For these transactions, the Company’s performance obligation remains the same as if the transaction was financed with a third-party lender. We believe this leasing option may better suit some homeowners in a higher interest rate environment who may not have a need for the investment tax credits associated with investing in renewable energy.

Business Combination

On March 13, 2024 (the “Closing Date”), the registrant consummated its previously announced business combination (the “Closing”), pursuant to that certain Business Combination Agreement, dated as of April 19, 2023 (as amended on January 24, 2024, the “Business Combination Agreement”), by and among Zeo Energy Corp., a Delaware corporation (f/k/a ESGEN Acquisition Corporation, a Cayman Islands exempted company), ESGEN OpCo, LLC, a Delaware limited liability company(“OpCo”), Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), the Sunergy equityholders set forth on the signature pages thereto or joined thereto (collectively, “Sellers” and each, a “Seller”, and collectively with Sunergy, the “Sunergy Parties”), for limited purposes, ESGEN LLC, a Delaware limited liability company (the “Sponsor”), and for limited purposes, Timothy Bridgewater, an individual, in his capacity as the Sellers Representative (collectively, the “Business Combination”). Prior to the Closing, (i) except as otherwise specified in the Business Combination Agreement, each issued and outstanding Class B ordinary share of ESGEN was converted into one Class A ordinary share of ESGEN (the “ESGEN Class A Ordinary Shares” and such conversion, the “ESGEN Share Conversion”); and (ii) ESGEN was domesticated into the State of Delaware so as to become a Delaware corporation (the “Domestication”). In connection with the Closing, the registrant changed its name from “ESGEN Acquisition Corporation” to “Zeo Energy Corp.”

Following, each then-outstanding ESGEN Class A Ordinary Share was converted into one share of Class A common stock of the registrant, par value $0.0001 per share (“Zeo Class A Common Stock”), and each then-outstanding ESGEN Public Warrant converted automatically into a warrant of the registrant, exercisable for one share of Zeo Class A Common Stock. Additionally, each outstanding unit of ESGEN was cancelled and separated into one share of Zeo Class A Common Stock and one-half of one warrant of the registrant.

In accordance with the terms of the Business Combination Agreement, Sunergy caused all holders of any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or its subsidiaries or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof (collectively, the “Sunergy Convertible Interests”) existing immediately prior to the Closing to either exchange or convert all such holder’s Sunergy Convertible Interests into limited liability interests of Sunergy (the “Sunergy Company Interests”) in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests.

At the Closing, ESGEN contributed to OpCo (1) all of its assets (excluding its interests in OpCo, but including the amount of cash in ESGEN’s Trust Account (the “Trust Account”) as of immediately prior to the Closing (after giving effect to the exercise of redemption rights by ESGEN shareholders)), and (2) a number of newly issued shares (the “Seller Class V Shares”) of Class V common stock of the registrant, par value $0.0001 per share (“Zeo Class V Common Stock”), which are non-economic, voting shares of Zeo, equal to the number of Seller OpCo Units (as defined in the Business Combination Agreement) and in exchange, OpCo issued to ESGEN (i) a number of Class A common units of OpCo (the “Manager OpCo Units”) which equaled the total number of shares of the Zeo Class A Common Stock issued and outstanding immediately after the Closing and (ii) a number of warrants to purchase Manager OpCo Units which equaled the number of SPAC Warrants (as defined in the Business Combination Agreement) issued and outstanding immediately after the Closing (the transactions described above in this paragraph, the “ESGEN Contribution”). Immediately following the ESGEN Contribution, (x) the Sellers contributed to OpCo the Sunergy Company Interests and (y) in exchange therefor, OpCo transferred to the Sellers the Seller OpCo Units and the Seller Class V Shares.

Prior to the Closing, Sellers transferred 24.167% of their Sunergy Company Interests (which were thereafter exchanged for Seller OpCo Units and Seller Class V Shares at the Closing, as described above) pro rata to Sun Managers, LLC, a Delaware limited liability company (“Sun Managers”), in exchange for Class A Units (as defined in the Sun Managers limited liability company agreement (the “SM LLCA”) in Sun Managers. In connection with such transfer, Sun Managers executed a joinder to, and became a “Seller” for purposes of, the Business Combination Agreement. Sun Managers intends to grant Class B Units (as defined in the SM LLCA) in Sun Managers through the Sun Managers, LLC Management Incentive Plan (the “Management Incentive Plan”) adopted by Sun Managers to certain eligible employees or service providers of OpCo, Sunergy or their subsidiaries, in the discretion of Timothy Bridgewater, as manager of Sun Managers. Such Class B Units may be subject to a vesting schedule, and once such Class B Units become vested, there may be an exchange opportunity through which the grantees may request (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement (as defined below)) the exchange of their Class B Units into Seller OpCo Units (together with an equal number of Seller Class V Shares), which may then be converted into Zeo Class A Common Stock (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement). Grants under the Management Incentive Plan will be made after Closing.

As of the Closing Date, upon consummation of the Business Combination, the only outstanding shares of capital stock of the registrant were shares of Zeo Class A Common Stock and Zeo Class V Common Stock.

In connection with entering into the Business Combination Agreement, ESGEN and the Sponsor entered into a subscription agreement, dated April 19, 2023, which ESGEN, the Sponsor and OpCo subsequently amended and restated on January 24, 2024 (the “Sponsor Subscription Agreement”), pursuant to which, among other things, the Sponsor agreed to purchase an aggregate of 1,000,000 preferred units of OpCo (“Convertible OpCo Preferred Units”) convertible into Exchangeable OpCo Units (as defined below) (and be issued an equal number of shares of Zeo Class V Common Stock) concurrently with the Closing at a cash purchase price of $10.00 per unit and up to an additional 500,000 Convertible OpCo Preferred Units (together with the concurrent issuance of an equal number of shares of Zeo Class V Common Stock) during the six months after Closing if called for by Zeo. Prior to the Closing, ESGEN informed the Sponsor that it wished to call for the additional 500,000 Convertible OpCo Preferred Units at the Closing and, as a result, a total of 1,500,000 Convertible OpCo Preferred Units and an equal number of shares of Zeo Class V Common Stock were issued to Sponsor pursuant to the Sponsor Subscription Agreement for aggregate consideration of $15,000,000.

Accounting for the Business Combination

Following the Business Combination, the registrant is organized in an “Up-C” structure, such that Sunergy and the subsidiaries of Sunergy hold and operate substantially all of the assets and businesses of the registrant, and the registrant is a publicly listed holding company that holds a certain amount of equity interests in OpCo, which holds all of the equity interests in Sunergy. Zeo’s Class A Common Stock and public warrants are traded on Nasdaq under the ticker symbols “ZEO” and “ZEOWW,” respectively.

Based upon the evaluation of the A&R LLC Agreement, the Sellers contributed their interests of Sunergy into OpCo. OpCo’s members did not have substantive kickout or participating rights and therefore OpCo is a VIE. Consideration of OpCo as a VIE was necessary to determine the accounting treatment between ESGEN and Sunergy. Upon evaluation, ESGEN was considered to be the primary beneficiary through its membership interest and manager powers conferred to it through the Class A Units. For VIEs, the accounting acquirer is always considered to be the primary beneficiary. As such, ESGEN will consolidate OpCo and is considered to the accounting acquirer; however, further consideration of whether the entities are under common control was required in order to determine whether there is an ultimate change in control and the acquisition method of accounting is required under ASC 805.

While Sunergy did not control or have common ownership of ESGEN prior to the consummation of the Business Combination, the Company evaluated the ownership of the new entity subsequent to the consummation of the transaction to determine if a change in control occurred by evaluating whether Sunergy is under common control prior to and subsequent to the consummation of the transaction. If the business combination is between entities under common control, then the acquisition method of accounting is not applicable and the guidance in ASC 805-50 regarding common control should be applied instead. EITF Issue 02-5 “Definition of ‘Common Control’ in Relation to FASB Statement No. 141” indicates that common control would exist if a group of shareholders holds more than 50 percent of the voting ownership of each entity, and contemporaneous written evidence of an agreement to vote a majority of the entities’ shares in concert exists. Prior to the Business Combination, Sunergy was majority owned by five entities (the “Primary Sellers”), who entered into a Voting Agreement, dated September 7, 2023. The term of the Voting Agreement is for five years from the date of the Voting Agreement. The consummation of the Business Combination with ESGEN did occur within the term of the Voting Agreement.

Prior to the Business Combination and the contributions to Sun Managers as described above, the Primary Sellers had 98% ownership in Sunergy. Immediately following the Business Combination, the Sellers now own 83.8% of the equity of the Company.

The Voting Agreement constitutes contemporaneous written evidence of an agreement to vote a majority of the Primary Sellers’ shares of the Company in concert. Accordingly, the Primary Sellers retain majority control through the voting of their units in conjunction with the Voting Agreement immediately prior to the Business Combination and their shares following the Business Combination and, therefore, there was no change of control before or after the Business Combination. This conclusion was appropriate even though there was no relationship or common ownership or control between Sunergy and ESGEN prior to the Business Combination. Accordingly, the Business Combination should be accounted for in accordance with the guidance for common control transactions in ASC 805-50.

Additional factors that were considered include the following:

●	Subsequent to the Business Combination, the Company Board is comprised of one individual designated by ESGEN and five individuals that are designated by Sunergy; and

●	Subsequent to the Business Combination, management of the Company is the existing management at Sunergy. The individual serving as the chief executive officer and chief financial officer of Sunergy’s current management team continues substantially unchanged upon completion of the Business Combination.

For common control transactions that include the transfer of a business, the reporting entity is required to account for the transaction in accordance with the procedural guidance in ASC 805-50. In essence, the Business Combination will be treated as a reverse recapitalization with ESGEN being treated as the acquired company since there was no change in control. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Sunergy with the business combination treated as the equivalent of Sunergy issuing equity for the net assets of ESGEN, accompanied by a recapitalization.

Public Company Costs

Following the Business Combination, we will have ongoing reporting and other compliance requirements relating to our Exchange Act registration and Nasdaq listing. We expect to see an increase in general and administrative costs, compared to historic results, to support the legal and accounting requirements of the combined publicly traded company. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, internal control compliance, and additional costs for investor relations, accounting, audit, legal and other functions.

Key Operating and Financial Metrics and Outlook

We regularly review a number of metrics, including the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe the operating and financial metrics presented below are useful in evaluating our operating performance, as they are similar to measures by our public competitors and are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, as they are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net (loss) income or net (loss) income margin, respectively, calculated in accordance with GAAP. See “—Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation of these non-GAAP measures to the most comparable GAAP measures.

The following table sets forth these metrics for the periods presented:

	Year Ended December 31,
(In thousands, except percentages)	2023	2022
Revenue, net	110,067	88,964
Operating profit	6,538	8,646
Net income	6,230	8,666
Adjusted EBITDA	11,219	10,352
Adjusted EBITDA margin	11.9%	11.6%

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA, a non-GAAP financial measure, as net income (loss) before interest expense, PPP loan forgiveness, other expenses, net, income tax expense, depreciation and amortization, as adjusted to exclude merger and acquisition expenses (“M&A expenses”). We define Adjusted EBITDA margin, a non-GAAP financial measure, expressed as a percentage, as the ratio of Adjusted EBITDA to revenue, net. See “— Non-GAAP Financial Measures” for a reconciliation of GAAP net loss to Adjusted EBITDA and a ratio of GAAP net loss to revenue, net.

Key Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting the results of our operations are summarized below.

Expansion of Residential Sales into New Markets. Our future revenue growth is, in part, dependent on our ability to expand our product offerings and services in the select residential markets where we operate in Florida, Texas, Arkansas and Missouri. We primarily generate revenue from our sales, product offerings and services in the residential housing market. To continue our growth, we intend to expand our presence in the residential market into additional states based on markets underserved by national sales and installation providers that also have favorable incentives and net metering policies. We believe that our entry into new markets will continue to facilitate revenue growth and customer diversification.

Expansion of New Products and Services. In fiscal year 2023 we sold over $6.8 million in roofing replacements to facilitate our solar installations and to repair rooftops on homes in Florida damaged by severe weather. We plan to expand our roofing business in all markets we enter in the future. Roofing facilitates a faster processing time for our solar installations in cases where the customer is in need of a roof replacement prior to installing a solar system. In addition, to provide more financing options for our prospective residential solar energy customers, in fiscal year 2023, we launched a program that allows customers to choose a leasing option to finance their systems from a third party. We expect selling systems utilizing third party leases under this and other similar programs to be a growing portion of our customer finance offerings in the future.

Adding New Customers and Expansion of Sales with Existing Customers. We intend to approximately double our in-house sales force and external sales dealers in 2024 in order to target new customers in the Southern U.S. regional residential markets. We provide competitive compensation packages to our in-house sales teams and external sales dealers, which incentivizes the acquisition of new customers.

Inflation. We are seeing an increase in the costs of labor and components as the result of higher inflation rates. In particular, we are experiencing an increase in raw material costs and supply chain constraints, and trade tariffs imposed on certain products from China, which may continue to put pressure on our operating margins and increase our costs. We do not have information that allows us to quantify the specific amount of cost increases attributable to inflationary pressures.

Interest rates. Interest rate increases for both short-term and long-term debt have increased sharply. Historically, most of our customers have financed the purchase of their solar systems. Higher interest rates have resulted in higher monthly costs to customers, which has the effect of slowing the financing related sales of solar systems in the areas in which we sell and operate. We do not have information that allows us to quantify the adverse affects attributable to increased interest rates.

Managing our Supply Chain. We rely on contract manufacturers and suppliers to produce our components. We have seen supply chain challenges and logistics constraints increase, including component shortages, which have, in certain cases, caused delays in the delivery of critical components and inventory, created longer lead times, and resulted in increased costs on jobs that were impacted by these issues. We experienced material shortages and an increase in pricing for in 2022 and the beginning of 2023. In the second half of 2023 we have seen a correction in the supply chain. Our suppliers are generally meeting our materials needs and we are realizing a decrease in pricing for our solar components. Our ability to grow depends, in part, on the ability of our contract manufacturers and suppliers to provide high quality services and deliver components and finished products on time and at reasonable costs. In the event we are unable to mitigate the impact of delays and/or price increases in raw materials, electronic components and freight, it could delay the manufacturing and installation of our systems, which would adversely impact our cash flows and results of operations, including revenue and gross margin.

Components of Consolidated Statements of Operations

Revenue, net

Our primary source of revenue is the sale of our residential solar systems. Our systems are made fully functional at the time of installation and require an inspection prior to interconnection to the utility power grid. We sell our systems primarily direct to end user customers for use in their residences. Upon installation inspection, we satisfy our performance obligation and recognize revenue. Many of the Company’s customers finance their obligations with third parties. In these situations, the finance company deducts their financing fees and remits the net amount to the Company. Revenue is recorded net of these financing fees (and/or dealer fees). The volume of sales and installations of rooftop solar systems, our primary product, increase from April to September when a majority of our sales teams are most active in our areas of service. In addition to sales of solar systems, “adders” or accessories to a sale may include roofing, energy efficient appliances, upgraded insulation and/or energy storage systems. All adders consisted of less than 10% of the total revenue, net in each of the years ended December 31, 2023 and 2022.

Our revenue is affected by changes in the volume and average selling prices of our solutions and related accessories, supply and demand, sales incentives and fluctuating interest rates. Approximately 95% of our sales were financed by the customer in each of the years ended December 31, 2023 and 2022. Our revenue growth is dependent on our ability to compete effectively in the marketplace by remaining cost competitive, developing and introducing new sales teams within existing and new territories, scaling our installation teams to keep up with demand and maintaining a strong internal operations team to process orders while working with building departments and utilities to permit and interconnect our customers to the utility grid.

Cost of Goods Sold

Our cost of goods sold consists primarily of product costs (including solar panels, inverters, metal racking, connectors, shingles, wiring, warranty costs and logistics costs), sales commissions, installation labor and permitting costs.

During 2023 and 2022, supply chain challenges and an increase in demand for our products resulted in increased equipment costs and delays. As a result, our installation and sales growth was less than we had projected. Additionally, in October 2022 our primary market in Florida was hit with Hurricane Ian, which also slowed permitting and installations of our systems in Florida and required some crews to divert to repairing roofs and damaged solar systems.

Revenue, net less cost of goods sold may vary from period-to-period and is primarily affected by our average selling prices, finance dealer fees, fluctuations in equipment costs and our ability to effectively and timely deploy our field installation teams to project sites once the permitting departments have approved the design and engineering of systems on customer sites.

Operating Expenses

Operating expenses consist of sales and marketing and general and administrative expenses. Personnel-related costs are the most significant component of each of these expense categories and include salaries, benefits and payroll taxes. In the future, the Company intends to provide more benefits to its employees, including an employee stock plan, which will increase operating expenses.

Sales and marketing expenses consist primarily of personnel-related expenses, as well as advertising, travel, trade shows, marketing, customer support and other indirect costs. We expect to continue to make the necessary investments to enable us to execute our strategy to increase our market penetration geographically and enter into new markets by expanding our base sales teams, installers and strategic sales dealer and partner network.

General and administrative expenses consist primarily of personnel-related expenses for our executive, finance, human resources, information technology, and software, facilities costs and fees for professional services. Fees for professional services consist primarily of outside legal, accounting and information technology consulting costs.

Depreciation and amortization consist primarily of deprecation of our vehicles, furniture and fixtures, internally developed software and amortization of our acquired intangibles.

Interest and Other Expenses, Net

Interest and other expenses, net primarily consist of interest expense and fees under our equipment and vehicle term loans. Other expense, net also includes interest income on our cash balances, and accrued interest on tariffs previously paid and approved for refund.

Results of Operations

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

The following table sets forth a summary of our consolidated statements of operations for the periods presented:

	Year ended December 31,		Change
	2023	2022	$	%
Revenue, net	$110,066,601	$88,963,855	$21,102,746	19.2%
Costs and expenses:
Cost of goods sold	88,030,259	71,208,982	16,821,277	19.1%
Depreciation and amortization	1,860,188	1,706,243	153,945	8.3%
Sales and marketing	1,157,910	1,399,452	(241,542)	(20.9)%
General and administrative	12,480,409	6,003,412	6,476,997	51.9%

Total operating expenses	103,528,766	80,318,089	23,210,677	22.4%
Income from operations	6,537,835	8,645,766	(2,107,931)	(32.2)%
Other income (expense), net:
Other expense, net	(183,401)	(2,510)	(180,891)	98.6%
PPP loan forgiveness	-	73,809	(73,809)	(100.0)%
Interest expense	(123,996)	(51,295)	(72,701)	58.6%
Total other income (expenses), net	(307,397)	20,004	(327,401)	106.5%
Net income	$6,230,438	$8,665,770	$(2,435,332)	(39.1)%

Revenue, net

Revenue, net increased by approximately $21.1 million as a result of increases in sales volume from our internal sales teams and decreases in sales volume from sales by our dealer network.

Cost of Goods Sold

Cost of goods sold increased $16.8 million as a result of the increase in revenues as noted above. As a percentage of revenue, the cost of goods sold was 80.0% for the year ended December 31, 2023 which was consistent with the year ended December 31, 2022.

Depreciation and amortization

The $0.2 million increase was a result of the increase in our vehicle fleet in 2023 and the associated depreciation of the new vehicles.

General and Administrative expenses

The $6.5 million increase is primarily due to an increase in headcount and infrastructure related expenses to support the increase in revenues in the year and expenses related to the business combination.

Sales and Marketing

The $0.2 million decrease was a result of efforts to focus on sales and marketing spending in our most efficient areas. Therefore, we were able to increase sales in the year without increasing the sales and marketing expenses

Other expense, net

The $0.2 million increase was due primarily to the loss on the disposition of assets of $103,000 in 2023 and the realization of $74,000 of income from the forgiveness of a PPP loan in 2022.

Liquidity and Capital Resources

Our primary source of funding to support operations have historically been from cash flows from operations. Our primary short-term requirements for liquidity and capital are to fund general working capital and capital expenses. Our principal long-term working capital uses include ensuring revenue growth, expanding our sales and marketing efforts and potential acquisitions.

As of December 31, 2023 and 2022, our approximate cash and cash equivalents balance was $8.0 million and $2.3 million, respectively. The Company maintains its cash in checking and savings accounts.

Our future capital requirements depend on many factors, including our revenue growth rate, the timing and extent of our spending to support further sales and marketing, the degree to which we are successful in launching new business initiatives and the cost associated with these initiatives, and the growth of our business generally.

In order to finance these opportunities and associated costs, it is possible that we will need to raise additional capital through either debt or equity financing if the proceeds realized from the Business Combination are insufficient to support our business needs.

While we believe that the proceeds realized through the Business Combination will be sufficient to meet our currently contemplated business needs for the next twelve months, we cannot assure you that this will be the case. If additional financing is required by us from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital on acceptable terms when needed, our business, results of operations and financial condition would be materially and adversely affected.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	For the year ended December 31,
	2023	2022	Change
Net cash provided by operating activities	$11,963,994	$10,719,945	$1,244,049
Net cash used in investing activities	(1,780,458)	(1,077,628)	(702,830)
Net cash used in financing activities	(4,429,536)	(7,824,857)	3,395,321

Cash flows from operating activities

Net cash provided by operating activities was approximately $12.0 million during 2023 compared to approximately $10.7 million during 2022. The increase in net cash provided by operating activities was primarily due to an increase in net income excluding depreciation and amortization of approximately $0.9 million as well as an increase in our contract liabilities of approximately $3.9 million offset by an increase in accounts receivable of $4.1 million and an increase in prepaid installation costs of $6.2 million.

Cash flows from investing activities

Net cash used in investing activities was approximately $1.8 million for the year ended December 31, 2023 primarily relating to purchases of property and equipment, primarily vehicles. Net cash provided by investing activities for the year ended December 31, 2022 was approximately $1.1 million primarily relating to purchases of vehicles.

Cash flows used in financing activities

For the year ended December 31, 2023, net cash used in financing activities was approximately $4.4 million, which primarily represented the distribution to members, which was offset by issuance of debt less repayments. This compares to net cash used in financing activities for the year ended December 31, 2022 of approximately $7.8 million, which primarily represented the distributions to members, which was offset by issuance costs.

Current Indebtedness

The Company has utilized internally generated positive cashflow to grow the business. Other than approximately $0.7 million in trade-credit with solar equipment distributors, Sunergy has only approximately $1.1 million of debt on service trucks and vehicles.

Non-GAAP Financial Measures

The non-GAAP financial measures below have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, Adjusted EBITDA and Adjusted EBITDA Margin should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Adjusted EBITDA

We define Adjusted EBITDA, a non-GAAP financial measure, as net income (loss) before interest expense, PPP loan forgiveness and other expenses, net, income tax expense, depreciation and amortization, as adjusted to exclude merger and acquisition expenses (“M&A expenses”). We utilize Adjusted EBITDA as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with GAAP, and other companies may define Adjusted EBITDA differently.

The following table provides a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented:

	Year Ended December 31,
	2023	2022
Net income (loss)	$6,230,438	$8,665,770
Adjustment:
Interest expenses	123,996	51,295
PPP loan forgiveness	-	(73,809)
Other expenses, net	183,401	2,510
Depreciation and amortization	1,860,188	1,706,243
M&A Expenses	2,820,605	-
Adjusted EBITDA	$11,218,628	$10,352,009

Adjusted EBITDA Margin

We define Adjusted EBITDA margin, a non-GAAP financial measure, expressed as a percentage, as the ratio of Adjusted EBITDA to revenue, net. Adjusted EBITDA margin measures net income (loss) before interest and other income (expenses), net, depreciation and amortization, and M&A expenses. In the table above, Adjusted EBITDA is reconciled to the most comparable GAAP measure, net income (loss). We utilize Adjusted EBITDA margin as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry.

The following table sets forth our calculations of Adjusted EBITDA margin for the periods presented:

	Year Ended December 31,
	2023	2022
Numerator: Adjusted EBITDA	11,218,628	10,352,009
Denominator: Revenue, net	110,066,601	88,963,855
Ratio of Adjusted EBITDA to revenue, net	10.2%	11.6%

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires us to establish accounting policies and make estimates and assumptions that affect our reported amounts of assets and liabilities at the date of the consolidated financial statements. These financial statements include some estimates and assumptions that are based on informed judgments and estimates of management. We evaluate our policies and estimates on an on-going basis and discuss the development, selection and disclosure of critical accounting policies with those charged with governance. Predicting future events is inherently an imprecise activity and as such requires the use of judgment. Our consolidated financial statements may differ based upon different estimates and assumptions.

We discuss our significant accounting policies in Note 3 (“Summary of Significant Accounting Policies”) to our consolidated financial statements. Our significant accounting policies are subject to judgments and uncertainties that affect the application of such policies. We believe these financial statements include the most likely outcomes with regard to amounts that are based on our judgment and estimates. Our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from the actual amounts, adjustments are made in subsequent periods to reflect more current information. We believe the following accounting policies are critical to the preparation of our consolidated financial statements due to the estimation process and business judgment involved in their application:

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired.

Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31 of each year. There was no goodwill impairment recorded for the years ended December 31, 2023 and 2022.

Intangible assets subject to amortization

Intangible assets include tradename, customer lists and non-compete agreements. Amounts are subject to amortization on a straight-line basis over the estimated period of benefit and are subject to annual impairment consideration. Costs incurred to renew or extend the term of a recognized intangible asset, such as the acquired trademark, are capitalized as part of the intangible asset and amortized over its revised estimated useful life.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. The Company evaluates the recoverability of intangible assets by comparing their carrying amounts to future net undiscounted cash flows expected to be generated by the intangible assets. If such intangible assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the intangible assets exceeds the fair value of the assets. The Company determines fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model for the specific intangible asset being valued. No impairment charges were recorded for the years ended December 31, 2023 and 2022.